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                                                                 EXHIBIT (h)(19)

                                    AGREEMENT

          AGREEMENT, made as of September 1, 1998 between Denver Investment Advisors, LLC ("DIA"), ALPS Mutual Funds Services, Inc. ("ALPS") Boston Financial Data Services, Inc. ("BFDS") and Westcore Trust (the "Trust").

                                   WITNESSETH

          WHEREAS, DIA has entered into an Agency Trading Agreement dated September 1, 1998 with Fidelity Investment Institutional Operations Company, Inc. ("FIIOC") ("Agency Trading Agreement") which requires DIA to adhere to certain duties and procedures;

          NOW THEREFORE, the parties desire to record their understanding of the duties and procedures required of DIA under the Agency Trading Agreement and hereby allocate certain of these duties and procedures as it is agreed between the parties hereto as follows:

          1.   RESPONSIBILITY OF ALPS.

               ALPS will comply with the following Sections of the Agency Trading Agreement: Section 3 which relates to pricing information procedures; and Exhibit C which relates to remote pricing procedures.

          2.   RESPONSIBILITY OF BFDS.

               BFDS will comply with the following Sections of the Agency Trading Agreement: Section 4 and Exhibit D which relate to trade reporting procedures; Section 5 which relates to settlements made by wire transfer; and
Section 6 which relates to confirmation and reconciliation.

          3.   RESPONSIBILITY OF THE TRUST.

               The Trust will comply with the following Sections of the Agency Trading Agreement: Section 8(a) which contains a representation of full authority to enter into the Agency Trading Agreement and to appoint FIIOC as agent; Section 8(b) which contains a representation that the Trust has entered into a transfer agency agreement; Section 8(c) which contains a representation that the portfolios listed on an attached exhibit are registered under applicable laws; Section 9 which relates to fund waivers of loads or fees;
Section 11 which relates to mailing and costs of periodic fund materials and
Section 12 which relates to mailing and costs of proxy materials.

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          4.   INDEMNIFICATION.

               The Agency Trading Agreement provides that DIA shall indemnify FIIOC against certain losses which FIIOC may incur. If and to the extent that:

               (a) DIA is required to indemnify FIIOC under the Agency Trading Agreement, ALPS shall reimburse DIA for any indemnification payments made by DIA to FIIOC, whether related to expenses or otherwise, to the extent that such payments are attributable to (i) any misstatement in or omission of a material fact in any written materials that ALPS has provided to DIA, to FIIOC or to the Trust for inclusion in the registration statement or any prospectus of the Trust filed under the Securities Act of 1933, as amended, or (ii) any action or omission of ALPS that is negligent or constitutes a breach of its obligations under any contract with DIA; (b) BFDS shall reimburse DIA for any indemnification payments made by DIA to FIIOC, whether related to expenses or otherwise, to the extent that such payments are attributable to (i) any misstatement in or omission of a material fact in any written materials that BFDS has provided to DIA or to FIIOC, or to the Trust for inclusion in the registration statement or any prospectus of the Trust filed under the Securities Act of 1933, as amended, or (ii) any action or omission of BFDS that is negligent or constitutes a breach of its obligations under any contract with DIA or the Trust; and (c) the Trust shall reimburse DIA for any indemnification payments made by DIA to FIIOC, whether related to expenses or otherwise, to the extent that such payments are attributable to (i) any misstatement in or omission of a material fact in any written materials that the Trust has provided to DIA or to FIIOC, or (ii) any action or omission of the Trust that is negligent or constitutes a breach of its obligations under any contract with DIA, or (iii) any misstatement in or omission of a material fact by the Trust in the registration statement or any prospectus of the Trust filed under the Securities Act of 1933, as amended, except for misstatements or omissions that are attributable in whole or in part to DIA, ALPS or BFDS.

          4.   MASSACHUSETTS BUSINESS TRUST.

               The names "Westcore Trust" and "Trustees of Westcore Trust" refer respectively to the Trust created and the Trustees, as Trustees but not individually or personally, acting from time to time under an Amended and Restated Declaration of Trust dated November 19, 1987, which is hereby referred to and copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "Westcore Trust" entered into in the


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name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, or representatives of the Trust Personally, but bind only the Trust Property, and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

     5.   DURATION AND TERMINATION.

          This Agreement shall take effect as of the date hereof and shall terminate upon termination of the Agency Trading Agreement, except with respect to transactions that occurred prior to such termination, and except that the indemnification provisions herein shall survive such termination.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first above written.

                                        ALPS MUTUAL FUNDS SERVICES, INC.

                                        By: /s/Thomas A. Carter
                                           -------------------------------------
                                                           Title: CFO

                                        DENVER INVESTMENT ADVISORS, LLC

                                        By: /s/Kenneth V. Penland
                                           -------------------------------------
                                                           Title: Chairman

                                        WESTCORE TRUST

                                        By: /s/Jack D. Henderson
                                           -------------------------------------
                                                           Title: Vice President

                                        BOSTON FINANCIAL DATA SERVICES, INC.

                                        By: /s/Jennifer Amendolare
                                           -------------------------------------
                                                           Title: CSO


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